     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          EXTENDED STAY AMERICA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                  DELAWARE                                       36-3996573
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                     450 E. LAS OLAS BOULEVARD, SUITE 1100
                         FT. LAUDERDALE, FLORIDA 33301
                           TELEPHONE (954) 713-1600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               ROBERT A. BRANNON
                                   SECRETARY
                          EXTENDED STAY AMERICA, INC.
                           450 E. LAS OLAS BOULEVARD
                         FT. LAUDERDALE, FLORIDA 33301
                           TELEPHONE (954) 713-1600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

                            D. MARK MCMILLAN, ESQ.
                              BELL, BOYD & LLOYD
                          THREE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60602
                           TELEPHONE: (312) 372-1121

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                       PROPOSED        PROPOSED
                                          AMOUNT       MAXIMUM          MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF            TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
     SECURITIES TO BE REGISTERED        REGISTERED   PER UNIT(1)   OFFERING PRICE(2)     FEE
-------------------------------------------------------------------------------------------------
9.15% Senior Subordinated Notes due
 2008................................  $200,000,000      100%        $200,000,000      $59,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED           , 1998

PROSPECTUS
                          EXTENDED STAY AMERICA, INC.

                                  -----------

                               OFFER TO EXCHANGE
                             ALL OF ITS OUTSTANDING
                    9.15% SENIOR SUBORDINATED NOTES DUE 2008
                                      FOR
                  NEW 9.15% SENIOR SUBORDINATED NOTES DUE 2008

                                  -----------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON             , 1998 UNLESS EXTENDED

                                  -----------

  Extended Stay America, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its outstanding 9.15% Senior Subordinated Notes due 2008 (the "Old Notes"), of which an aggregate of $200,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 9.15% Senior Subordinated Notes due 2008 (the "New Notes"). The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear legends restricting the transfer thereof. The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture, dated as of March 10, 1998, between the Company and Manufacturers and Traders Trust Company, as Trustee (the "Trustee"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes".

  The New Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, the New Notes will bear interest at the rate of 9.15% per annum and the interest thereon will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1998. The New Notes will bear interest from the date of the last interest payment on the Old Notes or if no interest has been paid, from the date of original issuance of the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time after March 15, 2003, initially at 104.575% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 15, 2006. In addition, at any time on or prior to March 15, 2001, up to 35% of the aggregate principal amount of the Notes may be redeemed, at the option of the Company, with the proceeds of one or more public equity offerings by the Company of its Capital Stock (other than Disqualified Stock) at 109.15% of the principal amount thereof, plus accrued interest.

  The New Notes will be unsecured, senior subordinated indebtedness of the Company, will be subordinated to all Senior Indebtedness (as defined herein) of the Company, will be pari passu with all senior subordinated indebtedness of the Company, will be senior to all subordinated indebtedness of the Company, and will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At December 31, 1997, on a pro forma basis after giving effect to the offering of the Old Notes (the "Offering") and the use of the proceeds therefrom, the Company would have had no Indebtedness other than the Old Notes. However, the Amended Credit Facility (as defined herein) provides the Company with $700 million of committed Senior Indebtedness. In addition, the Company's subsidiaries had liabilities of approximately $101.2 million at December 31, 1997, all of which would be effectively senior to the Notes.
                                                        (Continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City
time, on                  , 1998 (if and as extended, the "Expiration Date").
Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Old Notes may only be tendered in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange, but is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  The Old Notes were originally issued and sold in a transaction that was exempt from registration under the Securities Act (the "Offering") and resold to certain qualified institutional buyers and to persons other than U.S. persons in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and Regulation S under the Securities Act, and other applicable exemptions from the registration requirements of such Act. Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who receives such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder or any other such person is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders of Old Notes who tender their Old Notes in the Exchange Offer with the intention to participate in a distribution of New Notes may not rely upon such no-action letters.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company believes that none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer. See "Risk Factors--Absence of Public Market." The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter or dealer-manager is being used in connection with the Exchange Offer.

  The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or the "Book-Entry Transfer Facility") and registered in its name or in the name of its nominee. Beneficial interests in the global Note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global Note, New Notes in certificated form will be issued in exchange for the global Note only in accordance with the terms and conditions set forth in the Indenture. See "Description of Notes--Book Entry; Delivery and Form."

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. See "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes and Broker-Dealers Receiving New Notes."

  The New Notes are a new issue of securities for which there is currently no trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their principal amount, depending upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., and Salomon Brothers Inc (the "Placement Agents") have advised the Company that they currently intend to make a market in the Old Notes and the New Notes. However, they are not obligated to do so, and any market making activity with respect to the Old Notes and the New Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes or the New Notes. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be designated for trading in the Nasdaq Stock Market's Portal MarketSM. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

                               ----------------

                               TABLE OF CONTENTS

                             PAGE                                          PAGE
                             ----                                          ----
Available Information.......   4  Description of the Notes................  31
Information Incorporated by
 Reference..................   4  Description of Certain Indebtedness.....  57
Summary.....................   5  Certain Federal Income Tax Consequences.  59
Risk Factors................  15  Plan of Distribution....................  59
The Exchange Offer..........  22  Legal Matters...........................  60
Use of Proceeds.............  30  Experts.................................  60
Capitalization..............  30

  The sources of industry information set forth herein were Smith Travel Research and D.K. Shifflet & Associates, Ltd., neither of which provided any form of consultation, advice, or counsel regarding any aspect of the Exchange Offer or this Prospectus, or are in any way associated with the Exchange Offer.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Reports, registration statements, proxy statements, and other information which the Company files with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. Such materials also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed a Registration Statement on Form S-4 with the Commission under the Securities Act with respect to the New Notes offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. Consequently, statements herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed with the Commission as an exhibit to the Registration Statement, or otherwise. Each such statement is qualified by, and subject to, such reference in all respects. The Registration Statement and the exhibits thereto can be inspected and copied at the Commission's public reference facilities referred to above.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents have been filed by the Company with the Commission and are hereby incorporated by reference and made a part of this Prospectus:

  . The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-27360).

  . The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

  . The Company's Current Reports on Form 8-K dated February 20, 1998 and March 10, 1998.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, at the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Extended Stay America, Inc., 450 E. Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida, 33301, Attention: Secretary (telephone: 954-713-1600).

                                    SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. On April 11, 1997, Extended Stay America, Inc. ("ESA") and ESA Merger Sub, Inc., a wholly-owned subsidiary of ESA ("Merger Sub"), completed a merger (the "Merger") with Studio Plus Hotels, Inc. ("SPH"). The Merger was accounted for as a pooling of interests and ESA's business development and historical financial statements have been restated to include the operations and accounts of SPH, which is now a wholly-owned subsidiary of ESA. Unless the context suggests otherwise, references in this Prospectus to the "Company" mean ESA and its subsidiaries (including SPH).

                                  THE COMPANY

  The Company develops, owns, and operates extended stay lodging facilities which provide an affordable and attractive lodging alternative at a variety of price points for value-conscious guests. The Company's facilities are designed to offer a superior product at lower rates than most other lodging providers within their respective price segments. They feature fully furnished rooms which are generally rented on a weekly basis to guests such as business travelers, professionals on temporary work assignment, persons between domestic situations, and persons relocating or purchasing a home, with most guests staying for multiple weeks.

  The Company believes that extended stay properties generally have higher operating margins, lower occupancy break-even thresholds, and higher returns on capital than traditional hotels, primarily as a result of the typically longer length of stay, lower guest turnover, and lower operating expenses. In addition, the Company believes the extended stay market is one of the most rapidly growing and underserved segments of the U.S. lodging industry, with demand for extended stay lodging significantly exceeding the current and anticipated near-term supply of dedicated extended stay rooms. For 1997, industry statistics indicate that there were approximately 117 million room nights for paid accommodations of six nights or longer related to non-convention business travel, of which approximately 90 million room nights were accommodated at traditional hotels. This indicates potential demand for approximately 300,000 extended stay lodging rooms on an annual basis. For 1997, there were 3.6 million rooms available in the lodging industry, of which approximately 86,000 rooms were at extended stay hotel chains. Of the 86,000 total extended stay rooms, approximately 43,000 rooms operated in the upscale segment of the extended stay market (with weekly room rates generally exceeding $500) and approximately 19,000 rooms were operated by the Company (with weekly room rates below $500). As a result, management believes that there exists strong growth opportunities in the mid-price, economy, and budget segments of the extended stay market.

  The Company's goal is to be a national provider of extended stay lodging and believes that the first companies to do so will benefit from establishing a brand name and customer awareness. The Company intends to achieve its goal by rapidly developing properties in selected markets, providing high value accommodations for its guests, actively managing its properties to increase revenues and reduce operating costs, and increasing customer awareness of the Company's extended stay products. Through March 31, 1998, the Company had developed 207 extended stay lodging facilities, acquired 11 others, and had 75 facilities under construction. The Company plans to begin construction of approximately 96 additional facilities during 1998 and to continue an active development program thereafter. Since 1995, the Company has raised approximately $800 million of equity to finance its growth strategy and, as a result of its rapid development plan, has become the largest extended stay hotel chain in the mid-priced and economy sectors.

  The Company owns and operates three brands in the extended stay lodging category--StudioPLUS(TM) hotels ("StudioPLUS"), EXTENDED STAYAMERICA Efficiency Studios ("EXTENDED STAY"), and Crossland Economy StudiosSM ("Crossland"), each designed to appeal to different price points below $500 per week. All three brands offer the same core components: a living/sleeping area; a fully-equipped kitchen or kitchenette; and a bathroom. EXTENDED STAY rooms are designed to compete in the economy category. Crossland rooms are typically smaller than EXTENDED STAY rooms and are targeted for the budget category, and StudioPLUS facilities serve the mid-price category and generally feature larger guest rooms, an exercise room, and a swimming pool.

  The Company's strategy is to maximize value to customers by providing a superior, newly-constructed product at each price point while maintaining high operating margins. The Company attempts to achieve this goal at each of its StudioPLUS, EXTENDED STAY, and Crossland facilities through the following:

    Create Brand Awareness. The Company believes that guests value a recognizable brand when selecting lodging accommodations. By positioning its brands as the first nationwide extended stay providers in their targeted price segments, the Company believes its brands will have a distinct advantage over their local and regional competitors. The Company believes that its evolving national presence and high customer satisfaction ratings, coupled with selective advertising and promotion, will establish StudioPLUS, EXTENDED STAY, and Crossland as desirable and well recognized brands.

    Provide a Superior Product at a Lower Price. The Company's facilities are designed to offer a superior product at lower rates than most other lodging providers within their respective price segments. Each of the Company's brands is targeted to a different price point: StudioPLUS--$299 to $399 per week (daily equivalent--$43 to $57); EXTENDED STAY--$199 to $299 per week (daily equivalent--$29 to $43); and Crossland--$159 to $199 per week (daily equivalent--$23 to $29). Room rates at the Company's facilities vary significantly depending upon market factors affecting such locations. These rates contrast with average daily rates in 1997 of $68, $52, and $43 for the mid-price, economy, and budget segments, respectively, of the traditional lodging industry.

    Achieve Operating Efficiencies. The Company believes that the design and price level of its facilities attract guest stays of several weeks, which provide for a more stable revenue stream and which, coupled with low labor-cost amenities, should lead to reduced administrative and operational costs and higher operating margins. In addition, the Company uses sophisticated control and information systems which enable it to manage, on a Company-wide basis, individual facility-specific factors such as pricing, payroll, and occupancy levels.

    Optimize Low Cost Amenities. The Company seeks to provide the level of amenities needed to offer quality accommodations while maintaining high operating margins. The Company's facilities contain a variety of non-labor intensive features that are attractive to the extended stay guest such as a fully-equipped kitchen or kitchenette, weekly housekeeping, color television with cable or satellite hook-up, coin-operated laundromat, and telephone service with voice mail messaging, and, at many StudioPLUS facilities, an exercise room and swimming pool. To help maintain affordability of room rates, labor-intensive services such as daily cleaning, room service, and restaurants are not provided.

    Employ a Standardized Concept. The Company has developed standardized plans and specifications for its facilities which provide for lower construction and purchasing costs and establish uniform quality and operational standards. The Company also benefits from the experience of various members of the Company's management team in rapidly developing and operating numerous commercial properties to a uniform set of design standards on a cost-effective basis.

  The Company was formed in 1995 as a Delaware corporation and its executive offices are located at 450 E. Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 713-1600.

                               THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $200,000,000 aggregate principal amount of New Notes for up to an equal aggregate principal amount of Old Notes. The Old Notes are, and the New Notes will be, obligations of the Company entitled to the benefits of the Indenture. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. The Old Notes and the New Notes are herein collectively referred to as the "Notes." See "Description of the Notes."

The Exchange Offer .........  The Company is offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted in the Exchange Offer. The Company will issue the New Notes on or promptly after the Expiration Date. As of the date hereof, there is $200,000,000 aggregate principal amount of Old Notes outstanding. See "The Exchange Offer."

Resale of New Notes.........  Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by any holder thereof (other than (i) a broker-dealer who receives such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Holders of Old Notes who tender them in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon such no-action letters. Under no circumstance may this Prospectus be used for an offer to resell or other retransfer of New Notes. In the event that the Company's belief is inaccurate, holders of New Notes who transfer shares of New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify holders against such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer. See "Plan of Distribution."

Registration Rights           The Old Notes were sold by the Company on March
 Agreement..................  10, 1998 to the Placement Agents pursuant to a
                              Placement Agreement, dated March 5, 1998, between the Company and the Placement Agents (the
                              "Placement Agreement"). Pursuant to the Placement
                              Agreement, the Company and the Placement Agents entered into a Registration Rights Agreement, dated as of March 10, 1998 (the "Registration
                              Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The
                              Exchange Offer--Termination of Certain Rights."

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on               , 1998 unless
                              extended, in which case the term "Expiration
                              Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date.

Accrued Interest on the New
 Notes and the Old Notes....
                              The New Notes will bear interest from the date of the last interest payment on the Old Notes or if no interest has been paid, from the date of original issuance of the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued, but not paid, on the Old Notes. See "The Exchange Offer--Interest on the New Notes."

Conditions to the Exchange    The Exchange Offer is not conditioned upon any
 Offer......................  minimum aggregate principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes (i) in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction or (ii) if any holder is engaged or intends to engage in a distribution of the New
                              Notes. The Company may terminate the Exchange
                              Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule, or regulation, any interpretation by the staff of the Commission of any existing law, statute, rule, or regulation, or the failure to obtain any necessary approvals of governmental agencies or holders of Old Notes. The Company does not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. See "The Exchange
                              Offer--Conditions."

Procedures for Tendering      Each holder of Old Notes wishing to accept the
 Old Notes..................  Exchange Offer must complete, sign, and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to Manufacturers and Traders Trust
                              Company, as Exchange Agent, at the address set forth herein and therein, or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The
                              Exchange Offer--Procedures for Tendering." By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such New Notes, whether or not such person is the holder, is acquiring the New Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act, or a broker-dealer that receives such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Special Procedures for
 Beneficial Holders.........
                              Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery           Holders of Old Notes who wish to tender their Old
 Procedures ................  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes
                              (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal, or any other documents required by the Letter of Transmittal, to the Exchange Agent prior to the Expiration
                              Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                              Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Old Notes
 and Delivery of the New
 Notes......................
                              Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Old Notes that are property tendered in the Exchange Offer prior to the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "Exchange Offer--Withdrawal of Tenders."

Effect on Holders of Old      As a result of the making of this Exchange Offer,
 Notes......................  the Company will have fulfilled one of its obligations under the Registration Rights
                              Agreement and, except as otherwise provided herein, holders of Old Notes who do not tender their Old Notes will not have any further registration rights under the Registration Rights
                              Agreement or otherwise. Such holders will continue to hold the untendered Old Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Old
                              Notes could be adversely affected. See "Risk
                              Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

Certain Federal Income Tax
 Consequences...............
                              The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences."

Exchange Agent..............  Manufacturers and Traders Trust Company, the
                              Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                                 THE NEW NOTES

Notes Offered...............  $200,000,000 aggregate principal amount of 9.15%
                              Senior Subordinated Notes due 2008.

Maturity....................  March 15, 2008.

Interest....................  Interest on the New Notes is payable semiannually in cash on March 15 and September 15 of each year, commencing September 15, 1998.

Optional Redemption.........  The Notes are redeemable, at the option of the
                              Company, in whole or in part, at any time on or after March 15, 2003, initially at 104.575% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after March 15, 2006.

                              In addition, at any time prior to March 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more sales by the Company of its Capital Stock (other than Disqualified Stock), at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 109.15%, plus accrued interest; provided that at least $130 million aggregate principal amount of Notes remains outstanding after each such redemption. See "Description of the Notes-- Optional Redemption."

Change of Control...........  Upon a Change of Control (as defined in
                              "Description of the Notes--Certain Definitions"), each holder of Notes will have the right to require the Company to purchase such holder's Notes at a price of 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. See "Description of the Notes-- Repurchase of Notes upon a Change of Control."

Ranking.....................  The Indebtedness evidenced by the New Notes will be unsecured, will be subordinated to all Senior Indebtedness of the Company, will rank pari passu in right of payment with all senior subordinated indebtedness of the Company, and will be senior in right of payment to all subordinated indebtedness of the Company. After giving pro forma effect to the Offering and the application of the proceeds therefrom, as of December 31, 1997, the Company and its subsidiaries would have had no Indebtedness outstanding other than the Old Notes. However, the Amended Credit Facility provides the Company with $700 million of committed Senior Indebtedness (all of which is secured). See "Risk Factors--Substantial Indebtedness; Ability to Service Debt" and "Capitalization." In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes. At

                              December 31, 1997, the Company's subsidiaries had approximately $101.2 million of liabilities outstanding. See "Risk Factors--Subordination of Notes" and "Capitalization."

Certain Covenants...........
                              The Indenture contains certain covenants for the benefit of the holders of the Notes which, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined in "Description of the Notes--Certain Definitions") to: incur additional indebtedness; pay dividends and make investments and other restricted payments; create restrictions on the ability of Restricted Subsidiaries to make certain payments; issue or sell stock of Restricted Subsidiaries; enter into transactions with 5% stockholders or affiliates; create liens; sell assets; and, with respect to the Company, consolidate, merge, or sell all or substantially all of its assets. See "Description of the Notes--Covenants."

                                  RISK FACTORS

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Summary and under the caption "Risk Factors" and elsewhere in this Prospectus (including documents incorporated herein by reference) constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's limited operating history and uncertainty as to the Company's future profitability; the ability to meet construction and development schedules and budgets; the ability to develop and implement operational and financial systems to manage rapidly growing operations; the uncertainty as to the consumer demand for extended stay lodging; increasing competition in the extended stay lodging market; the ability to integrate and successfully operate acquired properties and the risks associated with such properties; the ability to obtain financing on acceptable terms to finance the Company's growth strategy; the ability of the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

  The summary financial information set forth below has been derived from the consolidated financial statements of the Company. The consolidated financial statements of the Company for the years ended December 31, 1993, 1994, 1995, 1996, and 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report for the years ended December 31, 1995, 1996, and 1997 is incorporated by reference herein. The summary financial information for the three months ended March 31, 1997 and 1998 is derived from unaudited financial statements of the Company incorporated herein by reference and includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for the fair presentation of its financial position and the results of its operations for those periods. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto, all of which is incorporated by reference into this Prospectus.

                                                                              THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                      MARCH 31,
                          -------------------------------------------------  ---------------------
                           1993     1994      1995      1996        1997       1997        1998
                          -------  -------  --------  ---------  ----------  ---------  ----------
                                 (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:
 Revenue................  $10,309  $12,152  $ 16,768  $  38,809  $  130,800  $  19,763  $   54,231
 Property operating
  expenses..............    4,458    5,256     6,706     16,560      60,391     10,180      26,282
 Corporate operating and
  property management
  expenses..............      792      881     4,669     16,867      29,951      5,755       9,393
 Merger, financing and
  other charges.........       --       --        --         --      19,895        --          --
 Depreciation and
  amortization..........    1,313    1,472     2,059      6,139      21,331      3,712       9,430
 Income (loss) from
  operations............    3,746    4,543     3,334       (757)       (768)       116       9,126
 Interest income
  (expense), net(1).....   (2,498)  (2,532)     (507)    13,744       9,242      3,987      (1,122)
 Provision for income
  taxes(2)..............       --       --     1,217      5,231       5,838      1,633       3,202
 Net income from
  continuing operations.  $ 1,050  $ 1,653  $  1,468  $   7,756  $    2,636  $   2,470  $    4,802
                          =======  =======  ========  =========  ==========  =========  ==========
 Net income from
  continuing operations
  per share(3):
  Basic.................                    $   0.05  $    0.11  $     0.03  $    0.03  $     0.05
                                            ========  =========  ==========  =========  ==========
  Diluted...............                    $   0.05  $    0.10  $     0.03  $    0.03  $     0.05
                                            ========  =========  ==========  =========  ==========
 Weighted average
  shares(3):
  Basic.................                      30,381     71,933      94,233     90,641      95,698
                                            ========  =========  ==========  =========  ==========
  Diluted...............                      31,434     73,935      95,744     92,900      97,088
                                            ========  =========  ==========  =========  ==========
OPERATING DATA:
 Average occupancy
  rates(4)..............       83%      85%       83%        73%         73%        65%         68%
 Average weekly room
  rate..................  $   202  $   222  $    250  $     261  $      263  $     256  $      278
 Operating facilities
  (at period end).......       17       18        24         75         185         93         218
 Weighted average rooms
  available(5)..........    1,142    1,201     1,479      3,783      12,558      8,977      21,623
 Rooms (at period end)..    1,192    1,263     1,794      7,611      19,299      9,570      22,770
 Facilities under
  construction (at
  period end)...........        1        2        16         61          84         78          75
 Rooms under
  construction (at
  period end)...........       71      144     1,780      6,864       8,953      8,433       8,122
OTHER FINANCIAL DATA:
 Cash flows provided by
  (used in):
  Operating activities..  $ 2,498  $ 3,160  $  4,186  $  20,828  $   50,263  $   6,934  $   16,960
  Investing activities..   (2,692)  (5,891)  (35,330)  (279,259)   (609,064)  (105,485)   (139,469)
  Financing activities..      380    2,327   156,601    356,841     337,689    198,582     157,317
 EBITDA(6)..............    5,059    6,015     5,393      5,382      20,563      3,828      18,556
 Adjusted EBITDA(7).....    5,059    6,015     5,393      5,382      40,458      3,828      18,556
 Capital expenditures...    2,729    5,794    33,722    277,531     607,649    103,432     139,464
 Ratio of earnings to
  fixed charges(8)......      1.4x     1.6x      2.4x      39.1x        4.9x       --          1.8x
BALANCE SHEET DATA (AT
PERIOD END):
 Cash and cash
  equivalents...........  $   861  $   457  $125,915  $ 224,325  $    3,213  $ 324,356  $   38,021
 Total assets...........   30,313   36,222   213,445    668,435   1,070,891    863,985   1,245,734
 Long-term debt.........   28,831   32,306     4,000         --     135,000        --      300,000
 Stockholders' equity
  (deficit).............   (1,611)  (1,247)  199,322    628,714     834,659    831,435     841,991

                                                   (footnotes on following page)

--------
(1) Excludes interest of $153,000, $256,000, $329,000, and $1,731,000 for 1994,
    1995, 1996, and 1997, respectively, and $3,804,000 for the three months ended March 31, 1998, capitalized during the construction of the Company's facilities under Statement of Financial Accounting Standards ("SFAS") Statement No. 34 "Capitalization of Interest Cost."
(2) Historical financial information prior to SPH's initial public offering of common stock in June 1995 (the "SPH IPO") does not include a provision for income taxes because SPH's predecessor entities (the "SPH Predecessor Entities") were S corporations or partnerships not subject to income taxes. See the Company's consolidated financial statements incorporated by reference herein.
(3) Net income per share for the year ended December 31, 1995 is presented on a pro forma basis as if all of the Company's income for the period was subject to income taxes. See note 10 to the Company's consolidated financial statements incorporated by reference herein.
(4) Average occupancy rates are determined by dividing the rooms occupied on a daily basis by the total number of rooms. Due to the Company's rapid expansion, its overall average occupancy rate has been negatively impacted by the lower occupancy typically experienced during the pre-stabilization period for newly-opened facilities. This negative impact on occupancy is expected to diminish as the ratio of new property openings during a period to total properties in operation at the end of that period decreases.
(5) Weighted average rooms available is calculated by dividing total room nights available during the year or quarter by 365 or 90, respectively.
(6) EBITDA represents earnings before interest, income taxes, depreciation, and amortization. EBITDA is provided because it is a measure commonly used in the lodging industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.
(7) Adjusted EBITDA means EBITDA before $19.9 million of one-time pre-tax charges consisting of (i) $9.7 million of merger expenses and costs associated with the integration of SPH's operations following the Merger,
    (ii) the write-off of $9.7 million of debt issuance costs associated with terminating two mortgage loan facilities upon execution of the Company's $500 million senior secured revolving credit facility (the "Credit Facility"), and (iii) a $500,000 charge in connection with listing the Company's common stock, par value $0.01 per share ("Common Stock"), on the New York Stock Exchange, Inc. ("NYSE"). Management believes all these charges are non-recurring in nature and will not affect the Company's future results of operations.
(8) For purposes of calculating this ratio, earnings include income from continuing operations before income taxes plus fixed charges other than capitalized expenses. Fixed charges consist of interest, whether expensed or capitalized. Assuming the Offering occurred as of January 1, 1997, for the three months ended March 31, 1997 and the year ended December 31, 1997 the Company's earnings from operations before income taxes and interest expense would have been insufficient to cover the Company's interest (whether expensed or capitalized) by $472,000 and $9.8 million, respectively.

                                 RISK FACTORS

  In evaluating an investment in the Notes, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

LIMITED OPERATING HISTORY AND COSTS ASSOCIATED WITH EXPANSION

  ESA first began operating economy extended stay lodging facilities in August 1995 and has a limited operating history upon which investors may evaluate its performance. Since 1995 the Company has been rapidly expanding its operations. Through March 31, 1998, the Company had developed 207 facilities, acquired 11 others, and had 75 facilities under construction. In addition, the Company plans to begin construction of approximately 96 additional facilities during 1998 and to continue an active development program thereafter. Because many of the Company's facilities have only recently opened or been acquired by the Company and because of the significant development and financing expenses associated with the Company's expansion, the Company's historical financial information may not be indicative of future performance. The Company's inability to expand in accordance with its plans or to manage efficiently its growth could have a material adverse effect on its results of operations and financial condition.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

  At December 31, 1997, on a pro forma basis after giving effect to the issuance of the Old Notes, the Company would have had no Indebtedness (as defined) outstanding other than the Old Notes. However, the Company would have had $500 million of availability under the Credit Facility. On March 10, 1998, the Company amended the Credit Facility to provide the Company with a $350 million revolving loan facility and $350 million of term loan facilities (the "Amended Credit Facility"). The Amended Credit Facility also permits, but does not make available, an additional $100 million of term loans to be made in the future. See "Description of Certain Indebtedness."

  Assuming the Offering of the Old Notes occurred as of January 1, 1997, for the year ended December 31, 1997, the Company's earnings from operations before income taxes and interest expense would have been insufficient to cover the Company's interest (whether expensed or capitalized) by $9.8 million and its EBITDA minus interest and capital expenditures for the year ended December 31, 1997 would have resulted in a deficiency of $606.8 million. The Company expects to continue to incur significant negative cash flow (after capital expenditures) as it rapidly expands its operations. The Company intends to fund such expansion with the net proceeds from the issuance of the Old Notes, cash flow from operations, cash on hand, and borrowings under the Amended Credit Facility. Although there can be no assurance, the Company expects that it will generate sufficient cash flow from operations to meet its current and future debt service requirements. If the Company's properties do not perform as expected, the Company may not be able to make required payments under the Amended Credit Facility or on the Notes and may have to refinance such indebtedness in order to repay these obligations.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) all of the indebtedness incurred under the Amended Credit Facility is scheduled to become due prior to the time any principal payments are required on the Notes; and (iv) certain of the Company's borrowings will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates.

ABILITY TO INCUR ADDITIONAL INDEBTEDNESS; REFINANCING RISk

  The Company expects to require significant additional financing in the future. See "--Need for Additional Capital." The Indenture permits the Company to incur up to $800 million of indebtedness, which may be incurred under the Amended Credit Facility or otherwise, and additional indebtedness if certain financial ratios are satisfied. The Indenture also permits other specified indebtedness to be incurred by the Company. See "Description of the Notes." The Amended Credit Facility provides the Company with a $350 million revolving credit facility and up to $350 million of term loans (and permits, but does not make available, an additional $100 million of term loans), with the availability of the revolving credit facility and the term loans subject to satisfaction of certain financial ratios and other conditions.

  The Company may have to refinance the indebtedness drawn under the Amended Credit Facility at its maturity. In addition, the Notes permit the Company to incur additional indebtedness, which may mature and need to be refinanced prior to the maturity date of the Notes. The Company's ability to refinance the indebtedness under the Amended Credit Facility and any future indebtedness will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness, and other factors, including market conditions, which are beyond the control of the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets.

SUBORDINATION OF NOTES

  The Notes are expressly subordinated to all Senior Indebtedness of the Company and are pari passu in right of payment with all senior subordinated indebtedness of the Company. In the event of the Company's bankruptcy, insolvency, liquidation, reorganization, dissolution, or other winding up, or upon the acceleration of any Senior Indebtedness, the lenders under the Amended Credit Facility and any other holder of Senior Indebtedness must be paid in full before the holders of the Notes may be paid. In addition, under certain circumstances no payment may be made with respect to the principal of or interest on the Notes if a payment default or certain other defaults exist with respect to certain Senior Indebtedness. Moveover, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes. As of December 31, 1997, the Company's subsidiaries had $101.2 million of liabilities (excluding inter-company payables).

RESTRICTIVE COVENANTS

  The terms of the Amended Credit Facility and the Indenture contain certain restrictive covenants, including, among others, covenants significantly limiting or prohibiting the ability of the Company and certain of its subsidiaries to incur indebtedness, make investments, engage in transactions with shareholders and affiliates, incur liens, create restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Company is required under the Amended Credit Facility to maintain certain specified financial ratios. There can be no assurance that the Company will be able to maintain such ratios or that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Amended Credit Facility or the Indenture. In the event of any such default, depending on the actions taken by the lenders under the Amended Credit Facility, the Company could be prohibited from making any payments of principal or interest on the Notes. In addition, such lenders could elect to declare all amounts borrowed under the Amended Credit Facility, together with accrued interest, to be due and payable. If the Company were unable to repay such borrowings, the lenders under the Amended Credit Facility could proceed against their collateral. If the indebtedness under the Amended Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes in full. See "--Subordination of Notes," "Description of Certain Indebtedness," and "Description of the Notes."

DEVELOPMENT RISKS

  The Company intends to grow primarily by developing additional Company-owned extended stay lodging facilities. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue or cash flow levels once opened, the risk of competition for suitable development sites from competitors (some of which have greater financial resources than the Company), the risks of incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion, changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the Americans with Disabilities Act), and general economic and business conditions. Although the Company intends to manage its development to reduce such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations. Through March 31, 1998, the Company had developed 207 extended stay lodging facilities, acquired 11 others, and had 75 facilities under construction. The Company plans to begin construction of approximately 96 additional facilities during 1998 and to continue an active development program thereafter. There can be no assurance, however, that the Company will complete the development and construction of the facilities or that any such developments will be completed in a timely manner or within budget. The Company's inability to expand in accordance with its plans or to manage its growth could have a material adverse effect on its results of operations and financial condition.

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company's rapid development plans will require the implementation of enhanced operational and financial systems and will require additional management, operational, and financial resources. For example, the Company will be required to recruit and train property managers and other personnel for each new lodging facility as well as additional accounting personnel. There can be no assurance that the Company will be able to manage its expanding operations effectively. The failure to implement such systems and add such resources on a cost-effective basis could have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  The extended stay segment of the lodging industry may be adversely affected by changes in national or local economic conditions, neighborhood characteristics and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices, or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. The Company's principal assets consist of real property, and real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or in national, state, or local economies, and the inability of the Company to dispose of an investment when it finds disposition to be advantageous or necessary, will not have a material adverse impact on the Company.

COMPETITION IN THE LODGING INDUSTRY

  The lodging industry is highly competitive. Competitive factors within the lodging industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, and name recognition. The Company competes with traditional lodging facilities (including limited service hotels), other extended stay facilities, including those owned and operated by competing chains and individually-owned extended stay facilities, and alternative lodging, including short-term lease apartments. There is no single competitor or small number of competitors that is or are dominant in the mid-price, economy, or budget extended stay categories. However, some of the Company's indirect competitors have substantially larger networks of locations and greater financial resources than the Company. A number of major lodging companies have announced their intent to aggressively develop extended stay lodging properties which may compete directly with the Company's properties and the Company expects competition in the extended stay lodging segment to increase. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered, and quality of customer service. The Company considers the location of its lodging facilities, the reasonableness of its room rates, and the services and guest amenities provided by it to be among the most important factors in its business. Demographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which the Company's facilities compete, thereby adversely affecting the Company's operations.

RISKS ASSOCIATED WITH ACQUISITIONS

  Although the Company expects that the construction and development of new extended stay lodging facilities will be its primary means of expansion, the Company has also made, and may continue making, acquisitions of existing extended stay lodging facilities or other properties that are suitable for conversion to the extended stay concept and acquisitions of companies that operate in the extended stay lodging market. There can be no assurance that the Company will be able to acquire other extended stay lodging facilities or companies on terms favorable to the Company. When the Company does make such acquisitions, it encounters various associated risks, including possible environmental and other regulatory costs, goodwill amortization, diversion of management's attention, potential inability to integrate the acquired business with the Company's existing operations, and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

NEED FOR ADDITIONAL CAPITAL

  The Company expects to continue to rapidly expand its operations. The Company expects to make capital expenditures of at least $600 million in 1998. The Company believes that the net proceeds from the issuance of the Old Notes, together with cash on hand, cash flow from operations, and borrowings expected to be available under the Amended Credit Facility, will provide sufficient funds for the Company to expand its business as presently planned and to fund its operating expenses through early 1999. Thereafter the Company expects it will require additional funding to continue its expansion as currently planned. However, the timing and the amount of financing needed will depend on a number of factors, including the number of properties the Company constructs or acquires, the timing of such development, and the cash flow generated by its properties. In the event that the capital markets provide favorable opportunities, the Company's plans or assumptions change or prove to be inaccurate, or the foregoing sources of funds prove to be insufficient to fund the Company's growth and operations, the Company may seek additional capital sooner than currently anticipated. Sources of financing may include public or private debt or equity financing. There can be no assurance that such additional financing will be available to the Company or, if available, that it can be obtained on acceptable terms or within the limitations contained in the Company's financing arrangements. See "--Restrictive Covenants." Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and could have a material adverse effect on the Company.

IMPACT OF ENVIRONMENTAL REGULATIONS

  The Company may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances, and regulations. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. The Company attempts to minimize its exposure to potential environmental liability through its site-selection procedures. The Company typically secures an option to purchase land subject to certain contingencies. Prior to exercising such option and purchasing the property, the Company conducts a Phase I environmental assessment (which generally involves a physical inspection and database search, but not soil or groundwater analyses) and may conduct Phase II assessments if it is deemed necessary.

LOSSES IN EXCESS OF INSURANCE COVERAGE

  The Company maintains comprehensive insurance on each of its properties, including liability, fire, and extended coverage, in the types and amounts the Company believes are customarily obtained by an owner and operator in the Company's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes, and floods, that may be uninsurable or not economically insurable. The Company uses its discretion in determining amounts, coverage limits, and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RELIANCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the efforts and abilities of its senior management and key employees, particularly Mr. H. Wayne Huizenga, Chairman of the Board of Directors of the Company, Mr. George
D. Johnson, Jr., President and Chief Executive Officer of the Company, and
Mr. Robert A. Brannon, Senior Vice President and Chief Financial Officer of the Company. The loss of the services of any of these individuals could have a material adverse effect upon the Company. The Company does not have employment or consulting agreements with any of its officers nor does it carry key-man life insurance on any of its officers.

CONTROL OF THE COMPANY BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST

  As of December 31, 1997, H. Wayne Huizenga, the Chairman of the Board of Directors of the Company, George D. Johnson, Jr., the President and Chief Executive Officer of the Company, and Stewart H. Johnson, a director of the Company, beneficially owned approximately 15.7% of the outstanding shares of Common Stock, and these individuals together with other executive officers and directors of the Company as a group owned approximately 20.7% of the outstanding shares of Common Stock. Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the Company's equity investors might conflict with those of the holders of the Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes.

ABSENCE OF PUBLIC MARKET

  The New Notes are new securities for which there is currently no trading market. Although the Placement Agents have informed the Company that they currently intend to make a market in the New Notes and the Old Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes, the ability of holders to sell the Notes, or the price at which holders would be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the market for similar securities and, in the case of the Old Notes, the restrictions on transfer with respect thereto. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be designated for trading in the Nasdaq Stock Market's Portal MarketSM. The Company does not intend to apply for listing of either the Old Notes or the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers, Inc.'s Automated Quotation System.

  Notwithstanding the registration of the New Notes in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 under the Securities Act) of the Company will represent to the Company that such holder understands and acknowledges that the New Notes may not be offered for resale, resold, or otherwise transferred by that holder without registration under the Securities Act or exemption therefrom.

  Each broker-dealer or other dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer or other dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

  Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal, and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. See "The Exchange Offer." Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES AND BROKER-DEALERS RECEIVING NEW NOTES

  The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Notes. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes. In addition, broker-dealers that receive New Notes in exchange for Old Notes acquired in market-making activities or other trading activities must deliver a prospectus in connection with any resale of such New Notes. The Company has agreed to use its best efforts to maintain this registration statement effective for 120 days from the consummation of the Exchange Offer and amend or supplement this Prospectus for such purpose. Thereafter, the Company has no obligation to furnish broker-dealers holding New Notes with a prospectus to deliver in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by the Company to the Placement Agents on March 10, 1998 pursuant to the terms of the Placement Agreement. The Placement Agents subsequently sold the Old Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the Old Notes, the Company and the Placement Agents entered into the Registration Rights Agreement which requires the Company, among other things, to file with the Commission a registration statement under the Securities Act covering the offer by the Company to exchange all of the Old Notes for the New Notes and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for an equal principal amount of New Notes, which will be issued without a restrictive legend and which, subject to the exceptions described in this Prospectus, may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

  In order to participate in the Exchange Offer, a Holder must represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder,
(ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company, or a broker-dealer who receives such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

RESALE OF NEW NOTES

  Based on a previous interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold, and otherwise transferred by any Holder of such New Notes (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a broker-dealer who receives such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission as set forth in such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this Prospectus be used for an offer to resell, a resale, or other retransfer of the New Notes. In the event that the Company's belief is inaccurate, Holders of the New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify Holders against such liability. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same indebtedness as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Notes.

  The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange under the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Indenture.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company shall have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
          , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment, or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as, and if the Company shall have given oral or written notice thereof to the Exchange Agent.

  In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal or a timely Book-Entry Confirmation (as defined herein) by an Agent's Message (as defined herein) in lieu of a Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, then such unaccepted or non-exchanged Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from the date of the last interest payment on the Old Notes or, if no interest has been paid, from the date of original issuance of the Old Notes (March 10, 1998) to the date of Exchange thereof for New Notes. Holders whose Old Notes are exchanged will be deemed to have waived the right to receive any interest accrued, but not paid, on the Old Notes.

CONDITIONS

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange (provided, however, that the New Notes are issuable only in denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof). However, notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Notes for any Old Notes and may terminate the Exchange Offer before the acceptance of any Old Notes for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

    (b) any law, statute, rule, or regulation is proposed, adopted, or enacted, or any existing law, statute, rule, or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

    (c) any governmental approval or approval by Holders of the Old Notes has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign, and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

  The tender by a Holder of Old Notes that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its Old Notes should contact the registered Holder promptly and instruct such registered Holder to tender such Old Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender its Old Notes on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed assignment from the registered Holder. The transfer of registered ownership of Old Notes may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule l7Ad-15 under the Exchange Act
(an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond or stock power, as the case may be, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the Company's opinion, be unlawful. The Company also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, none of the Company, the Exchange Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "--Conditions" above, to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or a broker-dealer who received New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

  In all cases, issuance of New Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes (or a timely Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (unless such Old Notes are tendered via a Book-Entry Confirmation), and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater number of shares than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by Book-Entry Confirmation pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for the purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

  The Exchange Agent and The Depository Trust Company ("DTC") have confirmed that any financial institution that is a participant in DTC may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Old Notes.

  Any DTC participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot comply with the book-entry transfer procedures on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes (if such Holder holds physical certificates representing such Old Notes) and the number of shares of Old Notes tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, either (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent or (ii) a timely Book-Entry Confirmation of such Old Notes by an Agent's Message in lieu of a Letter of Transmittal, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, and any required documents, will be received by the Exchange Agent; and

    (c) Either (i) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock

  Exchange trading days after the Expiration Date, or (ii) such timely Book-Entry Confirmation of such Old Notes by an Agent's Message in lieu of a Letter of Transmittal, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, and any required documents, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of a transfer-restricted Old Note held by a Qualified Institutional Buyer (as defined in Rule 144A), the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Old Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Old Notes by broker-dealers for a period of up to 120 days from the Expiration Date, and
(iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 120 days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Exchange Agent register the transfer of such Old Notes in the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but that are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

  Manufacturers and Traders Trust Company has been appointed Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for a Notice of Guaranteed Delivery with respect to the Old Notes should be addressed to the Exchange Agent as follows:

   By Registered Mail, Certified Mail, Overnight Courier, or Hand Delivery:
                    Manufacturers and Traders Trust Company
                            50 Broadway, 7th Floor
                              New York, NY 10004
                         Attention: Russell T. Whitley
          By Telephone: (716) 842-5602; By Facsimile: (716) 842-4474

FEES AND EXPENSES

  The expenses of soliciting tenders in connection with the Exchange Offer will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Notes tendered, or, if tendered, the Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such transfer taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of to the New Notes, except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

  The net proceeds received by the Company from the issuance of the Old Notes were approximately $193.7 million. The Company used a portion of the net proceeds from the Offering to repay outstanding revolving loans under the Credit Facility, which may be reborrowed (subject to satisfaction of certain conditions). See "Description of Certain Indebtedness." A total of $128,500,000 of revolving loans were repaid with such proceeds, which bore interest at an annual rate of approximately 7.8%, and which were initially borrowed to finance the development of extended stay lodging facilities. The Company used the remaining proceeds of the Offering to expand its business by developing additional extended stay lodging facilities and for other general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the consolidated cash and capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the Offering. This table should be read in conjunction with "Use of Proceeds," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes thereto included elsewhere herein or incorporated by reference into this Prospectus.

                                                            DECEMBER 31, 1997
                                                           --------------------
                                                                        AS
                                                            ACTUAL  ADJUSTED(A)
                                                           -------- -----------
                                                                    (UNAUDITED)
                                                              (IN THOUSANDS)
      Cash and Cash Equivalents........................... $  3,213 $   61,913
                                                           ======== ==========
      Long-Term Debt:
        Credit Facility................................... $135,000 $       --
                                                           -------- ----------
        Notes offered hereby..............................       --    200,000
                                                           -------- ----------
      Stockholders' Equity:
        Common Stock, $.01 par value, 500,000,000 shares
         authorized and 95,604,208 shares issued and
         outstanding......................................      956        956
        Additional paid-in capital........................  823,060    823,060
        Retained earnings.................................   10,643     10,643
                                                           -------- ----------
          Total stockholders' equity......................  834,659    834,659
                                                           -------- ----------
          Total capitalization............................ $969,659 $1,034,659
                                                           ======== ==========

--------
(a) As adjusted reflects the repayment of indebtedness outstanding on December 31, 1997 under the Credit Facility with the proceeds from the Offering but does not reflect (i) approximately $93.5 million of additional borrowings made by the Company under the Credit Facility between December 31, 1997 and March 10, 1998, (ii) conversion on March 10, 1998 of $100 million borrowed under the Credit Facility to term loans, or (iii) any of the additional financing available to the Company under the Amended Credit Facility. See "Description of Certain Indebtedness."

                           DESCRIPTION OF THE NOTES

  The Old Notes are, and the New Notes will be, issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, the definitions ascribed to such terms in the Indenture are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

  The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company, initially limited to $200.0 million aggregate principal amount, and will mature on March 15, 2008. Each Note will initially bear interest at 9.15% per annum from March 10, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on March 15 and September 15 of each year, commencing September 15, 1998.

  Principal of, premium, if any, and interest on the Notes are and will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 50 Broadway, New York, New York 10004); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

  The Notes are and will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

  The Old Notes are, and the New Notes will be, redeemable at the Company's option, in whole or in part, at any time or from time to time, on or after March 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15 of the years set forth below:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             2003..........................  104.575%
             2004..........................  103.050
             2005..........................  101.525
             2006 and thereafter...........  100.000

  In addition, at any time prior to March 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more sales by the Company of its Capital Stock (other than Disqualified Stock), at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 109.15%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $130 million aggregate principal amount of Notes remains outstanding after each such redemption and that notice of such redemption is mailed within 60 days after the consummation of such sale or sales.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

  There will be no sinking fund payments for the Notes.

RANKING

  The Old Notes are, and the New Notes will be, senior subordinated Indebtedness of the Company. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness. After giving pro forma effect to the Offering of the Old Notes, as of December 31, 1997, the Company would have had no Indebtedness outstanding other than the Old Notes and $500 million of availability under the Credit Agreement (subject to borrowing base restrictions). On March 10, 1998, the Company amended the Credit Agreement to provide the Company with committed senior credit facilities totalling $700 million, subject to borrowing base restrictions. The Credit Agreement is secured by a first priority lien on all stock owned by the Company and its subsidiaries and all other current and future assets of the Company and its subsidiaries (other than real property and certain other exceptions). In addition, all existing and future liabilities (including trade payables) of the subsidiaries of the Company will be effectively senior to the Notes, and as of December 31, 1997, such subsidiaries would have had $101.2 million of liabilities (excluding inter-company payables). Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

  Except with respect to the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture, upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy at the rate provided in such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code or other applicable law) shall first be paid in full, in cash or cash equivalents, before the Holders of the Notes or the Trustee on behalf of the Holders of the Notes shall be entitled to receive any payment by (or on behalf of) the Company on account of Senior Subordinated Obligations or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on any Senior Subordinated

Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture), upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on behalf of the Holders of the Notes would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the Notes or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture), whether pursuant to the terms of the Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of the Company and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture) may be made by or on behalf of the Company upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

  To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

  By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

  "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than the Company or a Restricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;
(iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income to the Company or any Restricted Subsidiary is not at the time of such determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

  "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

  "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include
(a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $1 million in any transaction or series of related transactions, (c) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant or (e) sales, transfers or other dispositions of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries.

  "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Bank Agent" means The Industrial Bank of Japan, Limited, or its successors as agent for the lenders under the Credit Agreement.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

  "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

  "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Existing Stockholders and their respective Affiliates, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by or for the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

  "Closing Date" means the date on which the Old Notes were originally issued under the Indenture.

  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

  "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, (A) to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or sales of assets),
(iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income less all non-cash items increasing Adjusted Consolidated Net Income, provided that increases or decreases from changes in the amounts of current assets or current liabilities, respectively, shall not result in adjustments to Adjusted Consolidated Net Income pursuant to this clause (v), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP, and (B) $25 million (for fiscal periods ending on or prior to December 31, 1998), $15 million (for fiscal periods ending after December 31, 1998 and on or prior to December 31, 1999) and $10 million (for fiscal periods ending after December 31, 1999 and on or prior to December 31,
2000); provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (X) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (Y) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

  "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or the establishment of the Credit Agreement or the Amended Credit Agreement, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52); provided that for purposes of clause (viii) of the "Limitation on Indebtedness" covenant, pro forma effect shall be given to any issuance and sale of Capital Stock (other than Disqualified Stock) after the date of such consolidated balance sheet.

  "Credit Agreement" means the credit agreement dated as of September 26, 1997, and amended as of March 10, 1998 (the "Amended Credit Agreement"), among the Company, various banks, Morgan Stanley Senior Funding, Inc., as syndication agent and arranger, and the Industrial Bank of Japan, Limited, as administrative agent, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement (including without limitation any Guarantees and security documents), in each case as such credit agreement or such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time).

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) any Indebtedness under the Credit Agreement (except that any Indebtedness which represents a partial refinancing of Indebtedness theretofore outstanding pursuant to the Credit Agreement, rather than a complete refinancing thereof, shall only constitute Designated Senior Indebtedness if such partial refinancing meets the requirements of clause (ii) below) and (ii) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by the Company, in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

  "Existing Stockholders" means H. Wayne Huizenga, George D. Johnson, Jr. and Stewart H. Johnson, their spouses and any one or more of their lineal descendants and their spouses or any trust created solely for the benefit of any such Persons.

  "Extended Stay Assets" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Closing Date;
(ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries, that are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Closing Date; or (iii) the construction or development of property or assets that are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Closing Date, in each case including the costs and expenses in connection therewith (including, the cost of design, development, construction, acquisition or improvement).

  "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes or the establishment of the Credit Agreement and the Amended Credit Agreement (including the write-off of debt issuance costs in connection therewith), (ii) the costs related to the acquisition of Studio Plus Hotels Inc., and (iii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

  "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such

Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,
(v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Indebtedness to Capitalization Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis on such Transaction Date to
(ii) the sum of (A) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis on such Transaction Date plus (B) the Consolidated Net Worth of the Company on such Transaction Date.

  "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period (and pro forma effect shall be given to the purchase of any U.S. government securities required to be purchased with the proceeds of any such Indebtedness and set aside to prefund the payment of interest on such Indebtedness at the time such Indebtedness is Incurred); (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) and the designation of Unrestricted Subsidiaries as Restricted Subsidiaries that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers, suppliers or contractors in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

  "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; (vii) loans or advances to employees in the ordinary course of business in aggregate amount outstanding not to exceed $1 million; and (viii) Investments in any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries; provided that the aggregate amount of such Investments does not exceed $50 million plus the net reduction in such Investments.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Senior Indebtedness" means the following obligations of the Company, whether outstanding on the Closing Date or thereafter Incurred: (i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of the Company under (or in respect of) the Credit Agreement or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Credit Agreement and (ii) all other Indebtedness and all other monetary obligations of the Company (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Notes; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred, was without recourse to the Company, (b) any Indebtedness of the Company to a Subsidiary of the Company, or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company, to the extent not permitted by the "Limitation on Indebtedness" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant described below, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of the Company or any of its respective Subsidiaries, (f) any liability for taxes owed or owing by the Company or (g) any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company and its respective Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.

  "Senior Subordinated Obligations" means any principal of, premium, if any, interest, or other amounts due, on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

  "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

  "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Subsidiary" means, with respect to any Person, any corporation, association, business trust or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's and (vi) other dollar denominated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by S&P or at least "A2" or the equivalent by Moody's and in each case either (A) maturing not more than one year after the date of acquisition or (B) which are subject to a repricing arrangement (such as a Dutch auction) not more than one year after the date of acquisition (and reprices at least yearly thereafter) which the Person making the investment believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism.

  "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, including without limitation, obligations under (or in respect of) construction contracts (to the extent such obligations do not constitute Indebtedness for borrowed money).

  "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

 Limitation on Indebtedness

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company or any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than (x) 1.50:1, for Indebtedness Incurred on or prior to December 31, 1998, (y) 1.75:1, for Indebtedness Incurred after December 31, 1998 and on or prior to December 31, 1999 and (z) 2.00:1, for Indebtedness Incurred thereafter.

  Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $800 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;
(ii) Indebtedness owed (A) by a Restricted Subsidiary to the Company; provided that if such Indebtedness exceeds $500,000 it shall be evidenced by a promissory note or (B) by the Company or a Restricted Subsidiary to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause
(i), (ii), (iv), (vi), (vii), (viii) or (ix) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and
(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company that is pari passu with or subordinated in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;
(vii) Indebtedness, Incurred to finance Extended Stay Assets or to refinance such Indebtedness, in an aggregate amount not to exceed at any one time outstanding (A) the Net Cash Proceeds, or the fair market value of property other than cash, received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock), including an Incurrence (permitted by the Indenture) of Indebtedness of the Company upon conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, to a Person that is not a Subsidiary of the Company, to the extent such sale of Capital Stock has not been used pursuant to clause (C)(2) of the first paragraph, or clause (iii), (iv) or
(vi) of the second paragraph, of the "Limitation on Restricted Payments" covenant to make a Restricted Payment less (B) the aggregate amount of Indebtedness outstanding under clause (viii) below; (viii) Indebtedness Incurred prior to December 31, 1999 to finance Extended Stay Assets or to refinance such Indebtedness, in an aggregate amount not to exceed $150 million at any one time outstanding; provided that after giving pro forma effect to the Incurrence of such Indebtedness, the Company's Indebtedness to Capitalization Ratio would be less than 60%; and (ix) Indebtedness, in addition to Indebtedness permitted under clauses (i) through (viii) above, in an aggregate principal amount outstanding at any time not to exceed
$15 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

  (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

  (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause
(1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

 Limitation on Senior Subordinated Indebtedness

  The Company shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Notes; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

 Limitation on Liens

  The Company shall not Incur any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Notes, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

 Limitation on Restricted Payments

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding under clause (vii) of the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; or (vii) Restricted Payments in an aggregate amount not to exceed $50 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

  Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) or (vii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any

Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or
(iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being modified, extended, refinanced, renewed, substituted or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or
(vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

 Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

  The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

  Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

 Limitation on Transactions with Shareholders and Affiliates

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

  The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary fees and expenses to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

 Limitation on Asset Sales

  The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary is irrevocably released from all liability under such Indebtedness. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets
(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

  There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

  The Company will not be required to make an Offer to Purchase pursuant to this covenant if a third party makes an Offer to Purchase in compliance with this covenant and repurchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

  Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto; provided that, if filing such documents by the Company with the Commission is not permitted under the Exchange Act, the Company shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective Holder. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "--Ranking"; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under "--Ranking"; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause
(a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $15 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $15 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

  If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable; provided that any such declaration of acceleration shall not become effective until the earlier of (A) five Business Days after receipt of the acceleration notice by the Bank Agent and the Company or (B) acceleration of the Indebtedness under the Credit Agreement; provided further that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the Holders in the event that any and all Events of Default specified in the acceleration notice under the Indenture shall have been cured, waived or otherwise remedied as provided in the Indenture prior to the expiration of the period referred to in the preceding clauses (A) and (B). In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause
(e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

  The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 105 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

  Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Notes by the provisions described under "--Ranking" and (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and
(iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and
(f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) modify the subordination provisions in a manner adverse to the Holders or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign. The Trustee is one of the lenders that are parties to the Credit Agreement.

BOOK-ENTRY; DELIVERY AND FORM

  The certificates representing the New Notes will initially be represented by one or more permanent global Notes in definitive, fully-registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Except in the limited circumstances described below under "--Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

  Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

  Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

  The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in registered form without interest coupons ("Certificated Notes") in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE AMENDED CREDIT FACILITY

  The following summary of the material provisions of the Amended Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Amended Credit Facility, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Defined terms that are used but not defined in this section have the meanings given to such terms in the Amended Credit Facility.

  On March 10, 1998 (the "Effective Date"), the Company amended its existing Credit Facility, which had provided for up to $500 million of revolving loans, subject to meeting certain conditions, on a senior secured basis. The Credit Facility had a maturity of December 31, 2002.

  The Amended Credit Facility converted $150 million of the amounts available under the Credit Facility into a term loan facility (the "Converted Term Loans"), with the $350 million balance of the amounts available under the Credit Facility remaining as a revolving loan facility (the "Revolving Facility" and, together with the Converted Term Loans, the "Converted Facilities"). With respect to the Converted Term Loans, $100 million was drawn on the Effective Date and the balance may be drawn no later than July 31, 1998.

  The Amended Credit Facility also provides for up to $300 million in additional term loans (the "Additional Term Loans"), $200 million of which were committed as of the Effective Date. The amount of that commitment may be reduced on each monthly anniversary of the Effective Date if certain amounts are not drawn. The loans drawn pursuant to the commitment must be borrowed prior to July 10, 1998 (as drawn, the "Committed Loans"). Additional Term Loans in excess of Committed Loans may be borrowed at any time after the Effective Date, provided that the total Additional Term Loans cannot exceed $200 million before January 1, 1999. Further, to the extent that the Additional Term Loans exceed $200 million, at least $275 million must be outstanding under the Revolving Facility on the date the Additional Term Loans are incurred.

   The Company is required to repay indebtedness outstanding under the Amended Credit Facility with the net cash proceeds from certain sales of assets, from issuances of debt or equity by the Company, and from insurance recovery events (subject to certain reinvestment rights). The Company is also required to repay indebtedness outstanding under the Amended Credit Facility annually in an amount equal to 50% of the Company's Excess Cash Flow. All mandatory or voluntary prepayments under the Amended Credit Facility will be applied first on a pro rata basis to the Converted Term Loans and the Additional Term Loans and, after such loans have been repaid, to the Revolving Facility.

  Amounts drawn under the Converted Facilities bear interest, at the Company's option, at either the Base Rate or the Eurodollar Rate, plus an Applicable Margin. The Applicable Margin is an annual rate which fluctuates based on the Company's ratio of Consolidated Debt to Consolidated EBITDA and which will be between .875% and 0% for Base Rate Loans and 1.875% and 1% for Reserve Adjusted Eurodollar Loans.

  Committed Loans will bear interest, at the Company's option, at either the Base Rate plus 1.75% or the Eurodollar Plus Rate plus 2.75%. Additional Term Loans that are not Committed Loans will bear interest at rates to be agreed upon.

  The Converted Facilities mature on December 31, 2002. Additional Term Loans will mature no earlier than December 31, 2003, subject to maximum principal amortization of 1% of the initially funded amounts in each of the years 1999 through 2002 and payment of the balance due in four equal quarterly payments in 2003.

  Availability under the Amended Credit Facility is dependent upon the Company satisfying the following ratios of Consolidated Senior Debt to Run Rate EBITDA, Consolidated Debt to Run Rate EBITDA, and Run Rate EBITDA to interest on a pro forma basis, but in no event will availability under the Amended Credit Facility be less than $200 million at any time (subject to the satisfaction of applicable conditions precedent to borrowing under the Amended Credit Facility):

                   SENIOR DEBT/     CONSOLIDATED DEBT/     RUN RATE EBITDA/
      YEAR        RUN RATE EBITDA     RUN RATE EBITDA     PRO FORMA INTEREST
      ----      ------------------- ------------------- -----------------------
      1998..... less than 4.5 times less than 6.5 times greater than 1.75 times
      1999..... less than 4.0 times less than 6.0 times greater than 2.00 times
      2000+.... less than 3.5 times less than 5.5 times greater than 2.50 times

  Run Rate EBITDA is calculated as Property Level EBITDA less the Annualized Corporate Overhead Amount (not including depreciation, interest, and tax expense). Property Level EBITDA includes the sum of (i) the actual last twelve months property level EBITDA for all Qualifying Properties operational for at least 12 months and (ii) an adjusted property level EBITDA for all Qualifying Properties operational for less than 12 months. Qualifying Property means acquired or constructed hotels (i) meeting specified criteria, including being a full service, limited service or extended stay hotel, having more than 50 rooms or units, being owned or leased (subject to aggregate dollar limitations and criteria for lease terms) and the Company receiving Phase I environmental surveys, property engineering reports, title, and investment memoranda in accordance with the Company's past practice, or (ii) approved by the affirmative vote of lenders holding more than 50% of the commitments under the Amended Credit Facility.

  The Company's obligations under the Converted Facilities are guaranteed by each of the Company's subsidiaries (the "Guarantors") and are collateralized by a first priority lien on all stock owned by the Company and the Guarantors and all other current and future assets of the Company and the Guarantors (other than mortgages on the Company's and the Guarantors' real property). The obligations of the Company and the Guarantors under the Additional Term Loans are collateralized on a pari passu basis by way of a perfected first priority security interest in the assets securing the Converted Facilities.

  The Amended Credit Facility contains a number of covenants, including, among others, covenants limiting the ability of the Company and its subsidiaries to incur debt, make investments, pay dividends, prepay other indebtedness, engage in transactions with affiliates, enter into sale-leaseback transactions, create liens, make capital expenditures, acquire or dispose of assets, or engage in mergers or acquisitions. In addition, the Amended Credit Facility contains affirmative covenants, including, among others, covenants requiring maintenance of corporate existence, compliance with laws, maintenance of properties and insurance, and the delivery of financial and other information. The Amended Credit Facility also requires the Company to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Company must maintain: (i) a Consolidated Interest Coverage Ratio of no less than 1.5 to 1.0 through December 31, 1998, 1.75 to 1.0 from January 1, 1999 to December 31, 1999, 2.0 to 1.0 from January 1, 2000 to December 31, 2000, and 2.25 to 1.0 thereafter; (ii) a ratio of Consolidated Debt to Run Rate EBITDA of no greater than 7.0 to 1.0 through December 31, 1998, 6.5 to
1.0 from January 1, 1999 to December 31, 1999, and 5.75 to 1.0 thereafter;
(iii) a ratio of Consolidated Senior Debt to Run Rate EBITDA of no greater than 5.0 to 1.0 through December 31, 1998, 4.5 to 1.0 from January 1, 1999 to December 31, 1999, and 3.75 to 1.0 thereafter; and (iv) Consolidated Debt no greater than 55% of Consolidated Capitalization. Consolidated Interest Coverage Ratio means, for any period, the ratio of EBITDA, on a consolidated basis, to (i) the total consolidated cash interest expense reduced by cash interest income and other investment earnings earned on cash equivalents, plus
(ii) that portion of capitalized lease obligations representing the interest factor for such period, but excluding (iii) the amortization of any deferred financing costs.

  Failure to satisfy any of the covenants would constitute an Event of Default under the Amended Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations. The Amended Credit Facility also includes other customary events of default, including, without limitation, a cross-default to other indebtedness, undischarged judgments, bankruptcy, and a change of control.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences applicable to the exchange of Old Notes for New Notes pursuant to the Exchange Offer (the "Exchange") and the ownership and disposition of New Notes. This summary deals only with New Notes held as capital assets by holders who purchased Old Notes at 100% of their principal amount, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold New Notes as a hedge (or hedged against) on currency or interest rate risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Investors who purchased the Old Notes at a price other than 100% of their principal amount should consult their tax advisor as to the possible applicability to them of the amortizable bond premium or market discount rules. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

  HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE EXCHANGE AND OWNERSHIP OF NEW NOTES.

  For United States federal income tax purposes, the Exchange will be disregarded and each New Note will be treated as a continuation of the corresponding Old Note. Accordingly, holders will not recognize gain or loss upon the Exchange. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a holder's basis in the New Notes should be the same as such holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes.

                             PLAN OF DISTRIBUTION

  The New Notes will be offered by the Company to the holders of the Old Notes in exchange for the Old Notes pursuant to the Exchange Offer.

  Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes was acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until                   , 1998 all dealers effecting transactions in
the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Notes and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Bell, Boyd & Lloyd, Chicago, Illinois.

                                    EXPERTS

  The consolidated balance sheets of Extended Stay America, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, as incorporated by reference into this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                      LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes Extended Stay America, Inc. (the "Company" or the "Registrant") to indemnify its directors and officers under specified circumstances. The Restated Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify, to the extent permitted by Delaware law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

  The Company's Restated Certificate of Incorporation and Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

  The directors and officers of the Company are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  4.1    Registration Rights Agreement, dated March 10, 1998 between the
          Company and Morgan Stanley & Co. Incorporated, Donaldson, Lufkin &
          Jenrette Securities Corporation, Bear Stearns & Co. Inc., and
          Salomon Brothers Inc
  4.2    Indenture, dated as of March 10, 1998, between the Company and
          Manufacturers and Traders Trust Company, Trustee
  4.3    Form of 9.15% Senior Subordinated Note Due 2008 (included in Exhibit
          4.2)
  5.1    Opinion of Bell, Boyd & Lloyd
 23.1    Consent of Coopers & Lybrand LLP (included in Part II of this registration statement)
 23.2    Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1)
 24.1    Powers of Attorney (included on the signature page of this registration statement)
 25.1    Statement of Eligibility of Manufacturers and Traders Trust Company,
          Trustee
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Credit Agreement, dated as of September 26, 1997 and Amended and
          Restated as of March 10, 1998, by and among the Company and Morgan
          Stanley Senior Funding, Inc., as Syndication Agent and Arranger, The
          Industrial Bank of Japan, Limited, as Administrative Agent, and
          various banks (incorporated by reference to Exhibit 10.1 to the
          Company's Quarterly Report on Form 10-Q for the quarter ended March
          31, 1998)

(b) FINANCIAL STATEMENT SCHEDULES

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable, or the information has been provided in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 24, 1998.

                                          EXTENDED STAY AMERICA, INC.

                                               /s/ George D. Johnson, Jr.
                                          By: _________________________________
                                                   George D. Johnson, Jr.
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS GEORGE D. JOHNSON, JR., ROBERT A. BRANNON, AND GREGORY R. MOXLEY, AND EACH OF THEM SEVERALLY, ACTING ALONE AND WITHOUT THE OTHERS, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY TO EXECUTE IN THE NAME OF EACH SUCH PERSON AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS THEREWITH, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT NECESSARY OR ADVISABLE TO ENABLE THE REGISTRANT TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS, AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, WHICH AMENDMENTS MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE AFORESAID ATTORNEY-IN-FACT EXECUTING THE SAME DEEMS APPROPRIATE, AND ANY FILINGS PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 1998.

             SIGNATURE                                  TITLE
             ---------                                  -----
    PRINCIPAL EXECUTIVE OFFICER:
   /s/ George D. Johnson, Jr.                  Chief Executive Officer
____________________________________
       George D. Johnson, Jr.
    PRINCIPAL FINANCIAL OFFICER:
     /s/ Robert A. Brannon             Senior Vice President, Chief Financial
____________________________________                   Officer
         Robert A. Brannon                     Secretary, and Treasurer
   PRINCIPAL ACCOUNTING OFFICER:
     /s/ Gregory R. Moxley                     Vice President--Finance
____________________________________
         Gregory R. Moxley

             SIGNATURE                                  TITLE
             ---------                                  -----
    A MAJORITY OF THE DIRECTORS:
     /s/ H. Wayne Huizenga                            Director
____________________________________
         H. Wayne Huizenga
      /s/ Donald F. Flynn                             Director
____________________________________
          Donald F. Flynn
   /s/ George D. Johnson, Jr.                         Director
____________________________________
       George D. Johnson, Jr.
     /s/ Stewart H. Johnson                           Director
____________________________________
         Stewart H. Johnson
        /s/ John J. Melk                              Director
____________________________________
            John J. Melk
       /s/ Peer Pedersen                              Director
____________________________________
           Peer Pedersen

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated February 13, 1998, on our audits of the consolidated financial statements of Extended Stay America, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1997 of Extended Stay America, Inc. We also consent to the reference to our firm under the captions "Experts" and "Summary Financial Information."

                                          Coopers & Lybrand L.L.P.

Spartanburg, South Carolina
June 24, 1998